UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 28, 2006

CARRIZO OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

Texas	000-29187-87	76-0415919
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Louisiana Street Suite 1500 Houston, Texas	77002
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (713) 328-1000

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 28, 2006, Carrizo Oil & Gas, Inc. (the “Company”) concluded that it will restate its financial statements for the year ended December 31, 2004 and the quarters ended March 31, June 30 and September 30, 2005 to account for certain derivatives used by the Company to hedge exposure to natural gas and oil prices, which were previously accounted for using cash flow hedge accounting. We completed a review of our documentation practices underlying our derivative positions in 2004 and 2005 and determined that we lacked sufficient documentation as required by Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” to account for these positions as cash flow hedges. Under cash flow hedge accounting, the after-tax change in the fair value of the open derivative positions (“fair value change”) is reported as Other Comprehensive Income in the equity section of the balance sheet. Alternatively, mark-to-market accounting requires that the fair value change is reported in earnings. Accordingly, we will restate in our Form 10-K for the year ended December 31, 2005 (the “2005 Form 10-K”), expected to be filed later this week, the consolidated financial statements for the year ended December 31, 2004 to reflect the impact of mark-to-market accounting on these oil and natural gas derivatives, currently estimated to be a non-cash, after-tax benefit of $0.7 million to earnings, resulting in net income of $11.2 million, or $0.51 per fully diluted share, compared to previously reported results of $10.5 million, or $0.48 per fully diluted share.

Our 2005 Form 10-K will reflect the impact of mark-to-market accounting for all open positions in 2005 on the Company’s oil and natural gas derivatives and also the interest rate swaps entered into in July 2005 in connection with the Company’s $150 million Second Lien Term Loan. For the year ended December 31, 2005, the earnings impact of mark-to-market accounting is currently estimated to be a non-cash, after-tax net charge of $2.7 million, or $0.11 per fully diluted share. Accordingly, net income for the year ended December 31, 2005 is estimated to be $10.2 million, or $0.42 per fully diluted share, as compared to the previously announced results of $13.0 million, or $0.53 per fully diluted share.

The impacts to net income, mentioned above, also include corrections for certain computational errors in the fair value of the Company’s derivatives previously reported in Other Comprehensive Income in 2004 and 2005. The 2005 Form 10-K will also present by quarter for 2004 and 2005 the impacts of (1) the change to the mark-to-market accounting method and (2) the correction for computational errors in the fair valuation of derivatives.

The aforementioned change in accounting method in no way changes the Company’s intent to hold these derivative positions to their maturity and, accordingly, the future realized impact of such derivative positions on the Company’s financial results will be the same using either the cash flow hedge accounting method or mark-to-market accounting method.

The determination to restate was approved by the audit committee of the Company’s board of directors upon the recommendation of the Company’s senior management.

The Company plans to include the restated financial information in its 2005 Form 10-K. Investors are cautioned not to rely on the Company’s historical financial statements for the year ended December 31, 2004 and each of the quarterly periods in 2004 and 2005 until such filings have been made.

Because preparation and completion of the Company’s financial statements in connection with its 2005 Form 10-K is ongoing, the financial information presented in this report, including the effect of the errors described above, is preliminary and subject to adjustment.

The Company’s audit committee and management have discussed the matters described herein with the Company’s independent registered public accounting firm.

Statements in this report, including but not limited to those relating to timing of filings, results of restatements and audits, expected earnings to be reported and the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, including the timing of the completion of the restatement, any restated amounts, impact of the restatement, timing of filings with the SEC and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include delays and uncertainties that may be encountered in connection with the restatement, final audits and reviews by the Company and its auditors and other risks described in the Company’s Form 10-K for the year ended December 31, 2004 and its other filings with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Investors should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement and the Company undertakes no duty to update any forward looking statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CARRIZO OIL & GAS, INC.

By:   /s/ Paul F. Boling
Name: Paul F. Boling
Title: Vice President and Chief Financial Officer
Date:  April 3, 2006